Exhibit (h)(2)

June 7, 2017

State Street Bank and Trust Company

Transfer Agent Division

Attention: John Muha, Vice President

One Heritage Drive, Mailstop: OHD/1E

North Quincy, MA 02171

Re:	Agreed Upon Procedures - Transfer Agency Instructions

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended, Restated and Consolidated Transfer Agency and Service Agreement dated as of April 1, 2014, by and among State Street Bank and Trust Company (the “Bank” or the “Transfer Agent”), MassMutual Premier Funds (“MassMutual Premier Funds”), and MassMutual Select Funds (“MassMutual Select Funds”), (collectively the “Trusts”), pursuant to which State Street provides transfer agency and certain other services to the Trusts (as amended, supplemented, or modified from time to time, the “Consolidated Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Consolidated Agreement.

The Trusts hereby authorize, direct and instruct the Transfer Agent to (check all that apply):

•	Process Financial Transactions (other than Wire Transfers and Other Instructions regarding Wire Transfers and the Payment of Money or Delivery of Assets to Shareholders)

(e.g. subscriptions, orders to purchase Shares, orders to transfer Shares, etc.)

via

☒ Electronic Mail (E-mail) with Enforced Transfer Layer Security (TLS)	☒ Client Designated (non-State Street) File Transfer Protocol (FTP)	❑ Client Designated WebPortal

from

☒ Trusts	☒ Custodian	☒ Broker/Intermediary

•	Process Shareholder Account Set-Up or Maintenance Instructions (other than with respect to Wire Transfer Instructions)

via

☒ Electronic Mail (E-mail) with Enforced Transfer Layer Security (TLS)	❑ Client Designated (non-State Street) File Transfer Protocol (FTP)	❑ Client Designated WebPortal

from

☒ Trusts	❑ Custodian	❑ Broker/Intermediary

•	Process Wire Transfers or Other Instructions regarding Wire Transfers and Payment of Money or Delivery of Assets to Shareholders

via

☒ Electronic Mail (E-mail) with Enforced Transfer Layer Security (TLS)	❑ Client Designated (non-State Street) File Transfer Protocol (FTP)	❑ Client Designated WebPortal

from

☒ Trusts	❑ Custodian	❑ Broker/Intermediary

Transfer Agent shall accept and effect instructions via the method(s) selected above from authorized persons or entities from or on behalf of the Trusts listed on Exhibit A hereto.

The Transfer Agent agrees to accept and effect instructions via the method(s) selected above from such authorized persons or entities, provided, with respect to instructions via Electronic Mail (E-Mail), the Trusts and/or such authorized persons or entities have established the use of Enforced Transport Layer Security (TLS) and the Trusts have provided the Transfer Agent with the list of authorized persons, which will include such individual’s name, role relative to the Trusts, e-mail address and telephone number. Instructions received from individuals other than those set forth on Exhibit A will be rejected by the Transfer Agent.

The Trusts acknowledge and agree that the Transfer Agent will not verify: (i) the identity of any persons or entities providing such instructions pursuant to the terms of the immediately preceding paragraph; or (ii) the genuineness of such instructions. The Trusts acknowledge and agree that the Trusts are authorizing, directing and instructing the Transfer Agent to undertake the activities contemplated under this letter agreement, and that such activities are reasonable under the circumstances. The Trusts further acknowledge that the Trusts, and not the Transfer Agent, shall be responsible for the compliance with any laws or regulations applicable to the transmission of such instructions by any of the methods selected above.

The Trusts hereby acknowledge and agree that by authorizing, directing and instructing the Transfer Agent to transmit/receive Trust data electronically through the means selected above, the Trusts have accepted and assume all risk in connection with such means including, without limitation, the risks associated with the transmission of information via such means and any impact whatsoever on the quality, completeness or accuracy of any transmission or data due to, among other things, unauthorized transmissions, tampering, data corruption, transmission interference or errors.

The Trusts and the Transfer Agent agree that this letter agreement and the instructions and procedures set forth herein shall constitute procedures agreed to by the parties pursuant to Section 1.2 of the Consolidated Agreement.

The Transfer Agent and its agents and subcontractors shall be entitled to all of the protections, indemnifications and exculpatory provisions afforded it under the Consolidated Agreement when acting pursuant to this letter agreement and the instructions contemplated hereby.

This letter agreement and the instructions and procedures set forth herein shall remain in full force and effect until such time as they are withdrawn by the Trusts or the Transfer Agent in writing.

This letter agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Very truly yours,

MASSMUTUAL PREMIER FUNDS

By: /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer

MASSMUTUAL SELECT FUNDS

By: /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer

ACKNOWLEDGEMENT:

STATE STREET BANK AND TRUST COMPANY

By: /s/ John Muha
Name: John Muha
Title: Vice President

Date: 6/19/17

Exhibit A

(as of June 7, 2017)

Electronic Mail (E-mail) from Trust with Enforced Transfer Layer Security (TLS)

The following persons are authorized to provide instructions electronically from or on behalf of the Trust:

Name	Role (e.g., Trust Officer or Employee, Broker/Intermediary, Custodian)	E-mail Address	Telephone Number
Jim Daigle	Assistant Treasurer	jdaigle@massmutual.com	860-562-2482
Renée Hitchcock	CFO & Treasurer	rhitchcock@massmutual.com	860-562-2543
Tina Wilson	Vice President (Select/Premier); President (MML/MML II)	tmwilson@massmutual.com	860-562-2641

Instructions received from individuals other than those set forth above will be rejected by the Transfer Agent.

Electronic Mail (E-mail) from Intermediary with Enforced Transfer Layer Security (TLS)

The Trust hereby acknowledges and authorizes State Street to accept instructions on behalf of the Trust via e-mail from the Intermediary(s) listed below pursuant to the Intermediary’s authorized signers list (ASL) on file with State Street.

The Intermediary’s authorized signers list (ASL) on file with State Street must include the name, title,

e-mail address and telephone number of each authorized person, and each such person’s e-mail address must contain TLS data encryption and authentication protocols. The ASL should be dated within the last calendar year.

Exhibit A-1